SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2003 (February 25, 2003)

HealthStream, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	001-8833	62-1443555

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 10th Avenue South, Suite 450 Nashville, Tennessee	37203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 301- 3100

Not Applicable

(Former name or former address, if changed since last report)

SIGNATURE

Item 9. Regulation FD Disclosure

HealthStream, Inc. (“HealthStream” or the “Company”) announced today results for the fourth quarter and year ended December 31, 2002.

Financial Results:
Fourth Quarter 2002 Compared to Third Quarter 2002
 Revenues were $4.1 million for both the fourth quarter ended December 31, 2002 and for the third quarter ended September 30, 2002. Subscription revenues associated with our Internet-based Healthcare Learning Center™ increased by $0.2 million, while such increases were offset by declines in maintenance revenues associated with our installed learning management products as well as content development revenues.

Gross margins improved to approximately 70 percent for the fourth quarter from 67 percent in the third quarter of 2002, primarily as a result of growth in subscription revenues. Net loss for the fourth quarter ended December 31, 2002 was $2.6 million, or ($0.13) per share, compared to the third quarter loss of $2.4 million, or ($0.12) per share. This increased loss resulted from charges associated with consolidation of remaining operations and previously closed facilities.

Fourth Quarter 2002 Compared to Fourth Quarter 2001
 Revenues for the fourth quarter of 2002 increased by $0.3 million, or 6 percent, to $4.1 million, compared to $3.8 million for the fourth quarter of 2001. The increase included $0.8 million in increased subscription revenues from our Internet-based Healthcare Learning Center. The increase was partially offset by $0.4 million of decreases in sales and maintenance of our installed learning management products and $0.2 million of decreases in content development services.

Gross margins increased to approximately 70 percent for the fourth quarter of 2002 from 56 percent in the fourth quarter of 2001. The improvement is a result of changes in the revenue mix mentioned above. Net loss for the fourth quarter ended December 31, 2002 was $2.6 million, or ($0.13) per share, compared to a net loss of $5.2 million, or ($0.26) per share for the fourth quarter of 2001. We recorded a loss on office closures during the fourth quarter of 2002 and impairment charges during the fourth quarters of 2002 and 2001. Excluding the impact of these items, as well as interest, taxes, depreciation, and amortization (EBITDA), our loss improved to $1.5 million, or ($0.08) per share, for the fourth quarter of 2002 from a loss of $2.4 million, or ($0.12) per share, for the fourth quarter of 2001. This improvement resulted from improved margins and consolidation of corporate functions and facilities.

During 2002, improvements were made that continue to produce a favorable impact on our business. Actions taken to accelerate collection times resulted in improved aging and lower days sales outstanding (DSO), which decreased to approximately 76 days for the fourth quarter 2002 from approximately 90 days for the fourth quarter 2001, an improvement of 16 percent.

At December 31, 2002, the Company had cash, investments and related interest receivable of $20.4 million, compared to $21.1 million at September 30, 2002. The $0.7 million decrease in cash, investments, and related interest receivable during the fourth quarter resulted from a net operating cash consumption of approximately $0.6 million, along with content development payments and capital expenditures of $0.1 million.

Full Year 2002
 Revenues for the year ended December 31, 2002 were $15.8 million as compared with $13.5 million for 2001, an increase of 17 percent. Revenues for 2002 consisted of $9.8 million for HCO (hospital-based customer channel) and $6.0 million for PMD (pharmaceutical and medical device company customer channel). In 2001, revenues consisted of $8.0 million from HCO and $5.5 million from PMD. The growth in HCO revenues related primarily to increases in subscription revenues from our Internet-based Healthcare Learning Center of $2.2 million and elimination of the warrant expense of $1.5 million. Prior to October 2001, revenues from an entity that held a warrant to purchase our stock were recognized net of the estimated fair value of such warrant. These HCO increases were partially offset by a decline of approximately $1.9 million associated primarily with sales and maintenance of our installed learning management products. The increase in PMD revenues is associated with additional live event revenues as well as improved sales of medical-device-company-sponsored clinical events and study guides. These PMD increases were partially offset by revenue declines associated with content development and Webcast events.

Cash consumption for the year ended December 31, 2002 was approximately $6.8 million compared to $14.3 million for 2001, representing an improvement of 52 percent. Our average quarterly operating cash consumption rate improved from $2.4 million to $1.9 million to $1.2 million to $0.6 million during the first, second, third, and fourth quarters of 2002, respectively. Increased revenues, along with continued consolidation of office operations, account for the improvement in cash consumption.

The Company improved its earnings before interest, taxes, depreciation, and amortization (EBITDA), excluding the cumulative effect of a change in accounting principle, to a loss of $8.0 million in 2002 from a loss of $11.5 million in 2001, a 30 percent improvement.

Hospital-based Customer Channel (HCO) Update
 At year-end 2002, approximately 580,000 healthcare professionals are fully implemented to use HealthStream’s Internet-based Healthcare Learning Center™ for training and education, up from 300,000 at year-end 2001. And, newly contracted healthcare organizations, representing an additional 75,000 healthcare professionals, are in the process of being fully implemented to the Internet-based platform—bringing the total number of contracted subscribers to approximately 655,000.

HealthStream continues to aggressively transition its customers using one of its installed learning management systems to the Internet-based Healthcare Learning Center. In the fourth quarter,

healthcare organizations, representing approximately 55,000 subscribers, contracted to make this transition. During 2002, we contracted to transition approximately 154,000 subscribers.

Add-on courseware subscriptions to existing customers increased during 2002, driven primarily by sales of HealthStream’s HIPAA (Health Insurance Portability and Accountability Act) Curriculum. At year-end, approximately 120,000 HIPAA subscriptions were contracted, representing 20 percent penetration of our Healthcare Learning Center customer base, up from 41,000 in the third quarter. The value of these contracts, which span an average of 1.8 years, is approximately $2.3 million. As final HIPAA regulations were not published until late 2002, the revenue recognition from these subscriptions had an impact on fourth quarter results of $0.1 million.

Concurrent with the growth of subscribers, the rate of course completions by both clinical and non-clinical employees grew. During 2002, 2.3 million course completions were awarded, compared to 0.7 million in 2001, an increase of 230 percent.

Significant operational improvements were made over 2002 that directly enhance service to our customers. The implementation period for new subscribers to the Healthcare Learning Center, from contract signing to full availability to users, decreased from approximately 135 days in January 2002 to approximately 50 days in December 2002, a decrease of 63 percent. This improvement in the implementation process expedites service to customers and accelerates initiation of revenue recognition for the Company.

The proportion of revenues that are predictable and recurring has increased. The Internet-based Healthcare Learning Center is contracted for an average of 2.4 years and the associated revenues are recognized over the life of the contract. For the fourth quarter 2001, approximately 33 percent of revenues were derived from this learning network. For the fourth quarter 2002, the proportion increased to approximately 52 percent, representing predictable, recurring revenue streams for the Company.

Pharmaceutical and Medical Device Customer Channel (PMD) Update
 HealthStream’s pharmaceutical and medical device company customers continue to use our custom learning solutions to support their education programs. In 2002, an estimated 13,000 healthcare professionals enrolled in at least one session of 283 separate HealthStream-produced workshops, representing a 30 percent increase in enrollment over 2001.

HealthStream’s clinical education products were also widely utilized in 2002. Approximately 40,000 hospital-based healthcare professionals utilized HealthStream’s clinical education packages, up 78 percent over 2001. Each clinical education package included delivery of a presentation, a clinical syllabus, and presentation skills training. Additionally, healthcare professionals’ use of HealthStream’s clinical study guides increased 43 percent, from approximately 17,700 credit hours awarded in 2001 to 25,300 credit hours in 2002.

HospitalDirect, HealthStream’s innovative, new product that offers medical device and pharmaceutical companies an opportunity to reach hospital-based healthcare professionals with training and product information through our learning network, remains on schedule for launch in March 2003.

2003 Financial Analysis
 First quarter revenues are expected to approximate $4.2 million. This increase from the fourth quarter 2002 is attributable to continued growth in subscription revenues from our Internet-based Healthcare Learning Center and related additional courseware, coupled with modest increases from the PMD revenue components. Consistent with previous first quarter results, we expect gross margins will decline due to increased direct expenses for the live event business. We also expect increased content royalties related to the additional content will modestly lower margins.

For the full year, revenues are expected to grow approximately 25 percent over 2002, with approximately 65 percent of revenues expected to come from HCO and 35 percent from PMD. For 2002, the ratio was approximately 62 percent HCO and 38 percent PMD. Gross margins are expected to improve slightly year-over-year as revenues from higher margin products grow at a faster rate during 2003. We expect that decreases in general and administrative expenses will be partially offset by anticipated increases in operating expenses. Depreciation and amortization is expected to decline by approximately 20 percent due to completion of significant intangible amortization associated with the 2000 and 2001 acquisitions. Finally, we expect interest and investment income will be lower than the fourth quarter 2002 due to lower rates of return and lower investment balances. As a result of these changes, we expect to become cash flow positive, as measured by EBITDA, by the end of September 2003.

Our 2003 expectations include expenses of approximately $4.5 million related to product development. Such spending includes both new product development and maintenance and improvements associated with existing products. Products currently under development and certain new products that will complement HealthStream’s existing learning solutions are expected to provide recurring revenue streams beginning in 2003.

Commenting on 2002 results, Robert A. Frist, Jr., chief executive officer, said, “Ending the year with over 580,000 subscribers to our Internet-based Healthcare Learning Center—almost double from the first of the year—provides strong support that we are responding well to our customers’ training needs with cost-efficient, effective solutions. Moreover, with approximately one in five of our hospital customers turning to us for additional courseware—in the last two quarters alone—we are confident that our customers will continue to gain value from our product offerings, strengthening our role as their learning solutions provider as we aggressively expand our hospital-based learning network.”

About HealthStream
 HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Over a half-million healthcare professionals currently subscribe to the Internet-based Healthcare Learning Center™, HealthStream’s learning platform. The Company’s learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the Healthcare Learning Center™, customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company’s nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream’s growing customer base. (www.healthstream.com)

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Income Statement Data:
Revenues(1)	$4,063	$3,848	$15,790	$13,503
Operating expenses (gain):
Cost of revenues	1,231	1,690	5,970	5,772
Product development	1,241	1,290	4,679	5,041
Sales and marketing	1,727	1,515	6,425	5,895
Depreciation and amortization(2)	1,021	2,523	4,395	9,936
Office consolidation charge	67	—	164	401
Impairment of long-lived assets	105	712	105	712
Gain on WebMD contract renegotiation	—	—	—	(1,500)
Other general and administration	1,391	1,762	6,410	8,624

Total operating expenses	6,783	9,492	28,148	34,881
Operating loss	(2,720)	(5,644)	(12,358)	(21,378)
Other income (expenses), net	129	446	717	1,802

Net loss, actual before cumulative effect of a change in accounting principle	$(2,591)	(5,198)	(11,641)	(19,576)
Cumulative effect of a change in accounting principle	—	—	(5,000)	—

Net loss, actual	$(2,591)	$(5,198)	$(16,641)	$(19,576)

Net loss per share:
Basic and diluted, before cumulative effect of a change in accounting principle	$(0.13)	$(0.26)	$(0.57)	$(0.98)
Cumulative effect of a change in accounting principle	—	—	(0.25)	—

Net loss, basic and diluted, actual	$(0.13)	$(0.26)	$(0.82)	$(0.98)

Pro forma net loss(3)	$(2,591)	$(3,866)	$(11,641)	$(15,716)

Net loss per share, basic and diluted, pro forma	$(0.13)	$(0.19)	$(0.57)	$(0.79)

Weighted average shares outstanding:
Basic and diluted, actual and pro forma	20,306	20,068	20,261	19,921

Loss excluding non-recurring items and before interest, taxes, depreciation and amortization:

Net loss	$(2,591)	$(5,198)	$(16,641)	$(19,576)
Interest income	(138)	(460)	(777)	(1,951)
Income taxes	3	—	5	27
Depreciation and amortization(2)	1,021	2,523	4,395	9,936

Loss before interest, taxes, depreciation and amortization	(1,705)	(3,135)	(13,018)	(11,564)
Loss on office closures	67	—	164	401
Impairment of long-lived assets	105	712	105	712
Gain on WebMD contract renegotiation	—	—	—	(1,500)
Cumulative effect of a change in accounting principle	—	—	5,000	—

Loss excluding nonrecurring items and before interest, taxes, depreciation and amortization	$(1,533)	$(2,423)	$(7,749)	$(11,951)

Loss excluding nonrecurring items and before interest, taxes, depreciation and amortization per share (actual)	$(0.08)	$(0.12)	$(0.38)	$(0.60)

(1)	There was no non-cash warrant expense for the three months and year ended December 31, 2002. Revenues for the three months and year ended December 31, 2001, are net of non-cash warrant expense of $-0- and $1,490, respectively.

(2)	Amortization for 2002 excludes amortization of goodwill, which was discontinued upon implementation of new accounting standards. For the three months and year ended December 31, 2001, goodwill amortization expense was $1,332 and $5,360, respectively.

(3)	Pro forma numbers for the three months and year ended December 31, 2001 reflect actual results adjusted to reflect the change in goodwill accounting and the elimination of the gain on WebMD contract renegotiation. Pro forma numbers for the year ended December 31, 2002 reflect actual results adjusted for the cumulative effect of a change in accounting principle.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,

	2002	2001(1)

ASSETS
Current assets:
Cash, short term investments and related interest receivable	$17,299	$18,506
Accounts and unbilled receivables, net	3,595	4,343
Prepaid and other current assets	994	1,681

Total current assets	21,888	24,530
Investments	3,066	8,709
Property and equipment, net	2,668	3,694
Goodwill and intangible assets, net	4,957	11,873
Other assets	334	441

Total assets	$32,913	$49,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$3,563	$3,184
Deferred revenue	3,346	3,274
Current portion of long-term liabilities	67	127

Total current liabilities	6,976	6,585
Long-term liabilities, net of current portion	41	119

Total liabilities	7,017	6,704
Shareholders’ equity:
Common stock	91,223	91,275
Accumulated deficit and other comprehensive income	(65,327)	(48,732)

Total shareholders’ equity	25,896	42,543
Total liabilities and shareholders’ equity	$32,913	$49,247

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2001.

This report on Form 8-K includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2003 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The Company’s preliminary financial results, while presented with numerical specificity, are forward-looking statements which are based on a variety of assumptions regarding the Company’s operating performance that may not be realized, and which are subject to significant uncertainties and potential contingencies associated with the Company’s year-end financial and accounting procedures and other matters referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Actual results may differ materially from those anticipated in any such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSTREAM, INC.

By:	/s/ Arthur E. Newman

Arthur E. Newman Chief Financial Officer February 25, 2003